                                  NEWS RELEASE


[CURTISS-WRIGHT LOGO]


                                                           FOR IMMEDIATE RELEASE


                    CURTISS-WRIGHT REPORTS 2004 THIRD QUARTER
                        AND NINE MONTH FINANCIAL RESULTS

                                    - - -

          Sales Increased 25% and 22% and Operating Income 19% & 21% in the Third Quarter and First Nine Months of 2004, Respectively

                             Backlog at Record Level


ROSELAND, NJ - October 28, 2004 - Curtiss-Wright Corporation (NYSE: CW, CW.B) today reports financial results for the quarter and nine months ended September 30, 2004. The highlights are as follows:

Third Quarter 2004 Operating Highlights

o Net sales for the third quarter of 2004 increased 25% to $236.6 million from $189.6 million in the third quarter of 2003. Acquisitions made in the second half of 2003 and in 2004 contributed $43.0 million in incremental sales in the third quarter of 2004.

o Operating income in the third quarter of 2004 increased 19% to $25.5 million from $21.4 million in the third quarter of 2003. Acquisitions made in the second half of 2003 and in 2004 contributed $2.8 million in incremental operating income in the third quarter of 2004. The increase in operating income was achieved despite a $0.8 million decrease in pension income from the third quarter of 2003 and approximately $1.3 million of costs related to compliance with Sarbanes-Oxley Section 404.

o Net earnings for the third quarter of 2004 increased 18% to $14.7 million, or $0.68 per diluted share, from $12.5 million, or $0.60 per diluted share, in the third quarter of 2003 (adjusted for the 2-for-1 stock split in December 2003). The net earnings for the third quarter of 2004 include a tax benefit of $0.6 million (approximately $0.03 per diluted share) resulting from the recognition of a previously unprovided for deferred tax asset. In addition, the increase in net earnings in the third quarter of 2004 was achieved despite a decrease in pension income (approximately $0.02 per diluted share) and Sarbanes-Oxley costs (approximately $0.04 per diluted share).

o New orders received in the third quarter of 2004 were $239.7 million, up 89% compared to the third quarter of 2003.






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                                              Curtiss-Wright Corporation, Page 2


Nine Months 2004 Operating Highlights

o Net sales for the first nine months of 2004 increased 22% to $673.9 million from $552.4 million in the first nine months of 2003. Acquisitions made in 2003 and 2004 contributed $101.4 million in incremental sales in the first nine months of 2004.

o Operating income in the first nine months of 2004 increased 21% to $76.4 million from $63.2 million in the first nine months of 2003. Acquisitions made in 2003 and 2004 contributed $7.5 million in incremental operating income in the first nine months of 2004. The increase in operating income was achieved despite a $2.0 million decrease in pension income from the first nine months of 2003 and approximately $1.7 million of costs related to compliance with Sarbanes-Oxley Section 404.

o Net earnings for the first nine months of 2004 increased 19% to $44.7 million, or $2.08 per diluted share, from $37.5 million, or $1.80 per diluted share, in the first nine months of 2003 (adjusted for the 2-for-1 stock split in December 2003). In addition, the increase in 2004 net earnings was achieved despite a decrease in pension income (approximately $0.06 per diluted share) and Sarbanes-Oxley costs (approximately $0.05 per diluted share).

o New orders received in the first nine months of 2004 were $683.2 million, up 32% compared to the first nine months of 2003. Backlog increased 13% to a new record high of $570.9 million from $505.5 million at December 31, 2003.


"We are pleased to again report higher sales and operating income for the third quarter and first nine months of 2004," commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. "We experienced organic growth in some of our base businesses, as well as solid performance from our acquisitions. Overall our acquisitions are meeting our expectations, however, they do generate lower operating margins than those of our base businesses during the early periods of ownership. Our diversification strategy has provided growth in the first nine months of 2004 for both our core defense markets, which grew 21%, and commercial and industrial markets, which grew 23%, over the prior year period. We also experienced strong organic sales growth from our Metal Treatment segment, which grew 21% year-to-date, and strong organic operating income growth in our Metal Treatment and Motion Control segments, which grew 67% and 24%, respectively, for the first nine months of 2004."








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                                              Curtiss-Wright Corporation, Page 3


Sales

Sales growth in 2004 for the three and nine months ended September 30th as compared to 2003, was driven by contributions from acquisitions and organic growth in some of our base businesses. Acquisitions made in 2003 and 2004 have contributed $43.0 million and $101.4 million in incremental sales for the quarter and nine months ended September 30, 2004, respectively, over the comparable periods in 2003. Excluding the overall sales from these acquisitions, we experienced organic growth of 2% and 4% for the three and nine months ended September 30, 2004, respectively, over the prior year periods. The organic sales growth was driven by our Metal Treatment and Motion Control segments, which experienced organic growth of 21% and 4%, respectively, for the first nine months of 2004.

In our base businesses, higher sales of global shot and laser peening from our Metal Treatment segment, higher sales from our Flow Control segment to the commercial power generation and oil and gas markets, and higher repair and overhaul sales from our Motion Control segment to the global commercial aerospace market, all contributed to the organic growth. In addition, foreign currency translation favorably impacted sales by $4.1 million and $11.8 million for the three and nine months ended September 30, 2004, respectively, compared to the prior year periods.

Operating Income

Operating income for the three and nine months ended September 30, 2004 increased 19% and 21%, respectively, over the 2003 prior year periods. The increases were due to higher sales volumes, favorable sales mix and previously implemented cost control initiatives. Overall, organic growth was 7% and 12% for the three and nine months ended September 30, 2004, respectively, compared to the prior year periods. The strong year-to-date performance was driven by our Metal Treatment and Motion Control segments, which produced organic growth of 67% and 24%, respectively. The solid segment operating income growth was achieved despite the absorption of consulting costs associated with Sarbanes-Oxley Rule 404 compliance which primarily occurred in the third quarter.

The higher segment operating income was partially offset by lower pension income of $0.8 million and $2.0 million for the three and nine months ended September 30, 2004, respectively, over the comparable prior year periods. In addition, foreign currency translation favorably impacted operating income by $0.7 million and $1.9 million for the three and nine months ended September 30, 2004, respectively, compared to the prior year periods.

On a consolidated basis, our operating margin was 10.8% in the third quarter of 2004 versus 11.3% in the prior year. Our year to date operating margin was 11.3% versus 11.4% last year. Our operating margins continue to be affected by higher amortization expense due to our robust acquisition activity over the past couple of years. Approximately 40% of the amortization expense for the first nine months of 2004, or $2.6 million, occurring in the third quarter, which caused a drag on our earnings.






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                                              Curtiss-Wright Corporation, Page 4


Net Earnings

Net earnings increased 18% and 19% for the three and nine months ended September 30, 2004, respectively, over the comparable prior year periods. This was achieved as a result of strong operating income from our business segments, which increased $6.1 million and $16.8 million for the three and nine months ended September 30, 2004, respectively, over the prior year periods.

Net earnings for the first nine months includes two one-time tax benefits totaling $2.1 million, a change in legal structure of one of our subsidiaries in the first quarter ($1.5 million) and the recognition of a previously unprovided for deferred tax asset in the third quarter ($0.6 million). These improvements were partially offset by higher interest expense associated with the debt incurred to fund our acquisition program and from higher interest rates.

Segment Performance

Flow Control - Sales for the third quarter of 2004 were $94.2 million, up 12% over the comparable period last year, principally due to the contributions from the 2004 acquisitions. Sales growth was achieved in the commercial power generation, oil and gas, and defense electronics markets. This growth was mostly offset by lower sales of flow control products to the US Navy primarily due to the timing of contractual revenues. Sales of this business segment also benefited from favorable foreign currency translation of $0.5 million in the third quarter of 2004 as compared to the prior year period.

Operating income for this segment increased 39% in the third quarter of 2004 compared to the prior year period. The improvement was due to strong organic growth of 47%, lead by favorable sales mix, implemented cost reduction initiatives, and higher sales volume of our commercial power generation, oil and gas, and defense electronic products. The improvement was partially offset by the profit impact related to lower sales of flow control product to the US Navy.

Motion Control - Sales for the third quarter of 2004 of $97.7 million increased 39% over last year, principally due to the contributions from the 2003 and 2004 acquisitions. Sales from the base businesses decreased 5% in the third quarter of 2004 as compared to the prior year period. This reduction was due to lower sales of F-16 spares and lower ground defense sales associated with the Bradley Fighting Vehicle. Higher sales associated with repair and overhaul services and our integrated sensor group partially offset the decrease in military sales. Sales of this business segment also benefited from favorable foreign currency translation of $2.0 million in the third quarter of 2004 as compared to the prior year period.

Operating income for this segment increased 9% for the third quarter of 2004 compared to the prior year period. The improvement was driven by higher sales volume previously mentioned, favorable sales mix, and implemented cost control initiatives. Additionally, the operating margins for the repair and overhaul business improved substantially over the comparable period last year, mainly as a result of higher volume and implemented cost control initiatives.








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                                              Curtiss-Wright Corporation, Page 5


Metal Treatment - Sales for the third quarter of 2004 of $44.6 million were 26% higher than the comparable period last year. The improvement was mainly due to organic growth of 21% driven by higher overall laser and shot peening revenues, and the contributions from the 2004 acquisitions. This segment achieved exceptional sales growth from our new laser peening technology as well as strong growth in our global shot peening businesses. Favorable foreign currency translation positively impacted sales by $1.6 million in the third quarter of 2004 as compared to the prior year period.

Operating income increased 58% for the third quarter of 2004 as compared to the prior year period. Margins improved substantially in our shot peening businesses primarily as a result of higher sales volume, especially for our higher margin laser peening business. In addition, favorable sales mix, cost reduction programs, and favorable foreign currency translation also contributed to the higher operating income.

Mr. Benante concluded, "In 2004, we continue to demonstrate our ability to generate long-term shareholder value by growing our sales and earnings. Our strong performance in the first nine months of 2004 exemplifies our ability to execute our strategy and achieve our financial targets. We expect the fourth quarter of 2004 to be strong as it has been historically, and the full year results to be in line with our guidance. Our successful growth is the result of our diversification and ability to deliver the high performance, technologically advanced products for which Curtiss-Wright is world renowned. We continue to experience increasing demand for our new technologies, many of which are only at the beginning of their life cycle, which should continue to provide superior returns to our shareholders into the future."


                                   **********

The Company will host a conference call to discuss the third quarter 2004 results at 10:00 EDT Friday, October 29, 2004. A live webcast of the call can be heard on the Internet by visiting the company's website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

                               (Tables to Follow)













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                                              Curtiss-Wright Corporation, Page 6



                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except per share data)

                                               Three Months Ended   Nine Months Ended   Three Months            Nine Months
                                                   September 30,       September 30,       Change                Change
                                                 2004      2003      2004      2003     $         %          $              %
                                               --------  --------   -------  --------   -------   -----     --------      -----

Net sales                                      $236,574  $189,618  $673,935  $552,408  $46,956    24.76%    $121,527      22.00%
Cost of sales                                   154,725   132,601   444,469   379,677   22,124    16.68%      64,792      17.07%
                                               --------  --------  --------  --------  -------              --------      -----
  Gross profit                                   81,849    57,017   229,466   172,731   24,832    43.55%      56,735      32.85%
                                                                                                            --------
Research & development expenses                   8,443     5,417    24,409    16,494    3,026    55.86%       7,915      47.99%
Selling expenses                                 17,413     9,612    44,760    28,887    7,801    81.16%      15,873      54.95%
General and administrative expenses              30,033    20,740    83,071    65,320    9,293    44.81%      17,751      27.18%
Environmental remediation and administrative
   expenses, net                                    200       380       491       380     (180)     N/A          111        N/A

Pension expense (income), net                       295      (527)      377    (1,580)     822  -155.98%       1,957    -123.86%
                                               --------  --------  --------  --------  -------              --------
  Operating income                               25,465    21,395    76,358    63,230    4,070    19.02%      13,128      20.76%

Other income (expenses), net                        185       (91)      (11)      182      276  -303.30%        (193)   -106.04%
Interest expense                                 (3,135)   (1,113)   (8,418)   (2,906)  (2,022)  181.67%      (5,512)    189.68%
                                               --------  --------  --------  --------  -------              --------
Earnings before income taxes                     22,515    20,191    67,929    60,506    2,324    11.51%       7,423      12.27%
Provision for income taxes                        7,795     7,672    23,276    22,992      123     1.61%         284       1.24%
                                               --------  --------  --------  --------  -------              --------
Net earnings                                   $ 14,720  $ 12,519  $ 44,653  $ 37,514  $ 2,201    17.58%    $  7,139      19.03%
                                               ========  ========  ========  ========  =======              ========
Basic earnings per share                       $   0.69  $   0.61  $   2.11  $   1.82

Diluted earnings per share                     $   0.68  $   0.60  $   2.08  $   1.80
                                               ========  ========  ========  ========

Dividends per share                            $   0.09  $   0.08  $   0.27  $   0.23
                                               ========  ========  ========  ========

Weighted average shares outstanding:
   Basic                                         21,359    20,656    21,122    20,608
   Diluted                                       21,715    20,936    21,476    20,856



Share and per share amounts have been restated to reflect the Corporation's 2-for-1 stock split on December 17, 2003. Certain prior year information has been reclassified to conform to current presentation.






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                                              Curtiss-Wright Corporation, Page 7



                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                              September 30,    December 31,          Change
                                                                   2004           2003         $              %
                                                              --------------   ------------ -----------    ---------
Assets
  Current Assets:
       Cash and cash equivalents                              $    38,537    $    98,672    $   (60,135)     -60.9%
       Receivables, net                                           184,559        143,362         41,197       28.7%
       Inventories, net                                           116,837         97,880         18,957       19.4%
       Deferred income taxes                                       24,307         23,630            677        2.9%
       Other current assets                                        13,697         10,979          2,718       24.8%
                                                              -----------    -----------    -----------
         Total current assets                                     377,937        374,523          3,414        0.9%
                                                              -----------    -----------    -----------
  Property, plant, and equipment, net                             251,086        238,139         12,947        5.4%
  Prepaid pension costs                                            77,821         77,877            (56)      -0.1%
  Goodwill, net                                                   346,367        220,058        126,309       57.4%
  Other intangible assets, net                                    110,063         48,268         61,795      128.0%
  Other assets                                                     18,846         14,800          4,046       27.3%
                                                              -----------    -----------    -----------
        Total Assets                                          $ 1,182,120    $   973,665    $   208,455       21.4%
                                                              ===========    ===========    ===========
Liabilities
  Current Liabilities:
       Short-term debt                                        $       957    $       997    $       (40)      -4.0%
       Accounts payable                                            55,716         43,776         11,940       27.3%
       Accrued expenses                                            47,441         44,938          2,503        5.6%
       Income taxes payable                                         4,975          6,748         (1,773)     -26.3%
       Other current liabilities                                   45,103         39,424          5,679       14.4%
                                                              -----------    -----------    -----------
         Total current liabilities                                154,192        135,883         18,309       13.5%

  Long-term debt                                                  348,226        224,151        124,075       55.4%
  Deferred income taxes                                            20,618         21,798         (1,180)      -5.4%
  Accrued pension & other postretirement benefit costs             79,427         75,633          3,794        5.0%
  Long-term portion of environmental reserves                      19,364         21,083         (1,719)      -8.2%
  Other liabilities                                                21,183         16,236          4,947       30.5%
                                                              -----------    -----------    -----------
         Total Liabilities                                        643,010        494,784        148,226       30.0%
                                                              -----------    -----------    -----------

Stockholders' Equity
  Common stock, $1 par value                                       16,646         16,611             35        0.2%
  Class B common stock, $1 par value                                8,765          8,765              0        0.0%
  Capital surplus                                                  52,911         52,998            (87)      -0.2%
  Retained earnings                                               582,579        543,670         38,909        7.2%
  Unearned portion of restricted stock                                (39)           (55)            16      -29.1%
  Accumulated other comprehensive income                           23,037         22,634            403        1.8%
                                                              -----------    -----------    -----------
                                                                  683,899        644,623         39,276        6.1%
  Less:  cost of treasury stock                                   144,789        165,742        (20,953)     -12.6%
                                                              -----------    -----------    -----------
         Total Stockholders' Equity                               539,110        478,881         60,229       12.6%
                                                              -----------    -----------    -----------
         Total Liabilities and Stockholders' Equity           $ 1,182,120    $   973,665    $   208,455       21.4%
                                                              ===========    ===========    ===========








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                                              Curtiss-Wright Corporation, Page 8


                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                               SEGMENT INFORMATION
                                 (In thousands)


                                                       Three Months Ended                     Nine Months Ended
                                                          September 30,                          September 30,
                                             ------------------------------------      -----------------------------------
                                                  2004        2003        Change          2004          2003       Change
                                             ------------   ---------   ---------      -----------   ----------   --------
Sales:
Flow Control                                 $  94,204     $  84,167       11.9%       $ 269,804     $ 263,125      2.5%
Motion Control                                  97,727        70,157       39.3%         272,649       188,181     44.9%
Metal Treatment                                 44,643        35,294       26.5%         131,482       101,102     30.0%
                                             ---------     ---------     ------        ---------     ---------     ----

Total Sales                                  $ 236,574     $ 189,618       24.8%       $ 673,935     $ 552,408     22.0%

Operating Income:
Flow Control                                 $   9,845     $   7,110       38.5%       $  29,122     $  30,176     -3.5%
Motion Control                                  10,399         9,537        9.0%          28,700        18,734     53.2%
Metal Treatment                                  6,817         4,321       57.8%          20,971        13,102     60.1%
                                             ---------     ---------     ------        ---------     ---------     ----

Total Segments                                  27,061        20,968       29.1%          78,793        62,012     27.1%
Pension (Expense)/Income                          (295)          527     -156.0%            (377)        1,580   -123.9%
Corporate & Other                               (1,301)         (100)    1201.0%          (2,058)         (362)   468.5%
                                             ---------     ---------     ------        ---------     ---------     ----

                                             ---------     ---------     ------        ---------     ---------     ----
Total Operating Income                       $  25,465     $  21,395       19.0%       $  76,358     $  63,230     20.8%
                                             =========     =========     ======        =========     =========     ====


Operating Margins:
Flow Control                                      10.5%         8.4%                        10.8%         11.5%
Motion Control                                    10.6%        13.6%                        10.5%         10.0%
Metal Treatment                                   15.3%        12.2%                        15.9%         13.0%
Total Curtiss-Wright                              10.8%        11.3%                        11.3%         11.4%









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                                              Curtiss-Wright Corporation, Page 9


About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 5,500 people. More information on Curtiss-Wright can be found at www.curtisswright.com.




                                       ###


Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Please refer to the Company's current SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

This press release and additional information is available at www.curtisswright.com.

Contact: Alexandra Deignan
         (973) 597-4734
         adeignan@curtisswright.com